Exhibit 99.1

GAP INC. REPORTS OCTOBER AND THIRD QUARTER SALES RESULTS
Company Guides to Third Quarter Earnings per Share Range

SAN FRANCISCO - November 7, 2016 - Gap Inc. (NYSE: GPS) today reported that net sales for the four-week period ended October 29, 2016 were $1.20 billion, or flat when compared with the four-week period ended October 31, 2015. For the third quarter of fiscal year 2016, Gap Inc.’s net sales were $3.80 billion compared with $3.86 billion for the third quarter of last year.

“As we close out the quarter, we are pleased to see a continued positive customer response to our Old Navy product collections,” said Sabrina Simmons, chief financial officer, Gap Inc.

October Comparable Sales Results
Gap Inc.’s comparable sales for October 2016 were down 1 percent versus a 3 percent decrease last year. The company estimated that the fire, which occurred in a building on its Fishkill, New York distribution center campus, negatively impacted Gap Inc.’s October 2016 comparable sales by approximately 3 percentage points.

Comparable sales by global brand for October 2016 were as follows:

•	Gap Global: negative 7 percent, including an estimated negative impact from the Fishkill distribution center fire of approximately 5 percentage points, versus negative 4 percent last year

•	Banana Republic Global: negative 4 percent, including an estimated negative impact from the Fishkill distribution center fire of approximately 4 percentage points, versus negative 15 percent last year

•	Old Navy Global: positive 3 percent, including an estimated negative impact from the Fishkill distribution center fire of approximately 1 percentage point, versus positive 2 percent last year
The company noted that October merchandise margin rates actualized significantly higher than previously expected, which more than offset the estimated earnings impact from lost sales and increased logistics costs during the month that resulted from the Fishkill distribution center fire.

Third Quarter Comparable Sales Results
Gap Inc.’s comparable sales for the third quarter of fiscal year 2016 were down 3 percent, including an estimated negative impact from the Fishkill distribution center fire of approximately 2 percentage points, versus a 2 percent decrease last year.

Comparable sales by global brand for the third quarter of fiscal year 2016 were as follows:

•	Gap Global: negative 8 percent, including an estimated negative impact from the Fishkill distribution center fire of approximately 4 percentage points, versus negative 4 percent last year

•	Banana Republic Global: negative 8 percent, including an estimated negative impact from the Fishkill distribution center fire of approximately 2 percentage points, versus negative 12 percent last year

•	Old Navy Global: positive 3 percent, including an estimated negative impact from the Fishkill distribution center fire of approximately 1 percentage point, versus positive 4 percent last year
Third Quarter Guidance
On a reported basis, the company expects its diluted earnings per share for the third quarter of fiscal year 2016 to be in the range of $0.50 to $0.51.

Excluding the $0.09 negative impact associated with its previously announced store closure and streamlining measures, which includes the impact from a higher tax rate, the company expects its adjusted diluted earnings per share to be in the range of $0.59 to $0.60 for the third quarter of fiscal year 2016. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on November 7, 2016 and available for replay until 1:15 p.m. Pacific Time on November 11, 2016.

Third Quarter Earnings
Gap Inc. will release its third quarter earnings results via press release on November 17, 2016 at 1:15 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s third quarter results during a live conference call and webcast on November 17, 2016 from approximately 1:30 p.m. to 2:15 p.m. Pacific Time. The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 5419872). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

November Sales
The company will report November sales at 1:15 p.m. Pacific Time on December 1, 2016.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	earnings per share for the third quarter of fiscal year 2016.
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•
the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial expectations; and

•	the risk that comparable sales and margins will experience fluctuations.
Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 7, 2016. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact: Tina Romani (415) 427-5264 Investor_relations@gap.com	Media Relations Contact: Jennifer Poppers (415) 427-1729 Press@gap.com

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR THE THIRD QUARTER OF FISCAL YEAR 2016

Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for the third quarter of fiscal year 2016 is provided to enhance visibility into the company's expected underlying results for the period excluding the impact of restructuring costs. However, this non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	13 Weeks Ended
	October 29, 2016
	Low End	High End
Expected earnings per share - diluted	$0.50	$0.51
Add: Estimated restructuring costs (a)	~0.09	~0.09
Adjusted expected earnings per share - diluted	$0.59	$0.60

(a) Represents the estimated earnings per share impact of restructuring costs related to store closures, streamlining the company's operations and certain incremental tax expenses.